Exhibit 3.36(c)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PANAMST CARRIER SERVICES, INC.

Pursuant to Section 242 of the General Corporation

Law of the State of Delaware

PanAmSat Carrier Services, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: The Board of Directors and the sole stockholder of PanAmSat Carrier Services, Inc., by unanimous written consent, in accordance with the provisions of Section 141(f) and Section 228 of the General Corporation Law of Delaware, adopted a resolution finding it advisable to amend the Certificate of Incorporation. The Resolution setting forth said amendment is as follows:

RESOLVED, that the Board of Directors of PanAmSat Carrier Services, Inc., and its sole stockholder find it desirable to amend the Certificate of Incorporation of PanAmSat Carrier Services, Inc., to change the name of PanAmSat Carrier Services, Inc., to PanAmSat Services, Inc.

ARTICLE ONE of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

NAME

“FIRST: The name of the Corporation is PanAmSat Services, Inc. (hereinafter, the “Corporation”)”

SECOND: The above amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, PanAmSat Carrier Services, Inc. has caused this Certificate to be signed by its duly authorized officer, this 11th day of April, 2005.

PanAmSat Carrier Services, Inc.

/s/ James W. Cuminale
James W. Cuminale
Executive Vice President & Secretary